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                                                                     EXHIBIT 11

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PNC BANK CORP. AND SUBSIDIARIES
CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER COMMON SHARE

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                                                                     Three months ended                Nine months ended
                                                                        September 30                      September 30
                                                                   -----------------------          ----------------------
In thousands, except per share data                                    1995          1994               1995          1994
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CALCULATION OF PRIMARY EARNINGS PER COMMON SHARE

Net income                                                         $149,046       $187,998          $411,685      $581,532
Less: Preferred dividends declared                                      373            405             1,147         1,233
                                                                ----------------------------------------------------------
 Net income applicable to primary earnings
   per common share                                                $148,673       $187,593          $410,538      $580,299
                                                                ==========================================================
Weighted average shares of common stock outstanding                 228,345        235,243           229,442       235,144
Weighted average common shares to be issued
 using average market price and assuming exercise
 of stock options                                                     1,492          1,671             1,427         1,810
                                                                ----------------------------------------------------------
   Primary weighted average common shares outstanding               229,837        236,914           230,869       236,954
                                                                ==========================================================

PRIMARY EARNINGS PER COMMON SHARE                                      $.65           $.79             $1.78         $2.45
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CALCULATION OF FULLY DILUTED EARNINGS PER COMMON SHARE

Net income                                                         $149,046       $187,998          $411,685      $581,532
Add:   Interest expense on convertible
         debentures (net of tax)                                         11             13                35            38
                                                                ----------------------------------------------------------
 Net income applicable to fully diluted
   earnings per common share                                       $149,057       $188,011          $411,720      $581,570
                                                                ==========================================================
Weighted average shares of common stock outstanding                 228,345        235,243           229,442       235,144
Weighted average commons shares to be issued
 using average market price or period-end market
 price, whichever is higher, and assuming:
   Conversion of preferred stock Series A & B                           196            221               201           228
   Conversion of preferred stock Series C                               606            672               623           687
   Conversion of preferred stock Series D                               808            855               822           864
   Conversion of debentures                                              67             73                68            74
   Exercise of stock options                                          1,853          1,671             1,931         1,810
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   Fully diluted weighted average
     common shares outstanding                                      231,875        238,735           233,087       238,807
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FULLY DILUTED EARNINGS PER COMMON SHARE                                $.64           $.79             $1.77         $2.44
                                                                ==========================================================

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